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EXHIBIT 23(iii)

                        CONSENT OF JACKSON & KELLY PLLC

     We hereby consent to the statements made in respect to our firm under the caption "experts" appearing in the Registration on Form S-3 (and the prospectus included therein) of Virginia Electric and Power Company to be filed on or about June 2, 2000, with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, for registration of up to $1,500,000,000 aggregate principal amount of its securities. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Securities and Exchange Commission thereunder.

                                                        /s/ JACKSON & KELLY PLLC